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Exhibit 23.4

Mintz and Partners LLP

INDEPENDENT AUDITOR'S CONSENT

        We consent to the inclusion in this Amendment No. 7 to the Registration Statement on Form S-4 of Xplore Technologies Corp. of (i) our report dated June 20, 2006, except for Notes 19(a) and (c), as to which the date is November 8, 2006, Notes 2 and 19(d), as to which the date is February 7, 2007, and Notes 2(b), 9, 12 and 18, as to which the date is May 10, 2007, and (ii) to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Toronto, Canada
May 14, 2007

/s/ Mintz & Partners LLP MINTZ & PARTNERS LLP Chartered Accountants Licensed Public Accountants

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